UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

CORIXA CORPORATION

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21887F 10 0

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Page 1 of 27 Pages

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CUSIP No. 21887F 10 0			Page 2 of 27 Pages

1.	Name of Reporting Person: InterWest Partners V, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 501,500

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 501,500

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 501,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%

12.	Type of Reporting Person: PN

Page 2 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 3 of 27 Pages

1.	Name of Reporting Person: InterWest Investors V		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 3,154

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 3,154

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,154

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 1%

12.	Type of Reporting Person: PN

Page 3 of 27 Pages

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CUSIP No. 21887F 10 0			Page 4 of 27 Pages

1.	Name of Reporting Person: InterWest Partners, VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,752,389

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,752,389

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,752,389

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.6%

12.	Type of Reporting Person: PN

Page 4 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 5 of 27 Pages

1.	Name of Reporting Person: InterWest Investors VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 21,969

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 21,969

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 21,969

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): Less than 1%

12.	Type of Reporting Person: PN

Page 5 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 6 of 27 Pages

1.	Name of Reporting Person: InterWest Investors Q VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 78,746

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 78,746

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 78,746

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.1%

12.	Type of Reporting Person: PN

Page 6 of 27 Pages

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CUSIP No. 21887F 10 0			Page 7 of 27 Pages

1.	Name of Reporting Person: InterWest Management Partners V, LP (the general partner of InterWest Partners V, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 501,500

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 501,500

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 501,500

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%

12.	Type of Reporting Person: PN

Page 7 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 8 of 27 Pages

1.	Name of Reporting Person: InterWest Management Partners VIII, LLC (the general partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,853,104

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,853,104

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: OO

Page 8 of 27 Pages

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CUSIP No. 21887F 10 0			Page 9 of 27 Pages

1.	Name of Reporting Person: John C. Adler (a venture member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 10 of 27 Pages

1.	Name of Reporting Person: Stephen C. Bowsher (a managing director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 11 of 27 Pages

1.	Name of Reporting Person: Harvey B. Cash (a managing director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 39,303

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 39,303

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,892,407

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 12 of 27 Pages

1.	Name of Reporting Person: Christopher B. Ehrlich (a venture member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 200

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 200

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,304

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 13 of 27 Pages

1.	Name of Reporting Person: Philip T. Gianos (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest Management Partners V, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 56,640

		6.	Shared Voting Power: 3,354,604

		7.	Sole Dispositive Power: 56,640

		8.	Shared Dispositive Power: 3,354,604

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,411,244

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.7%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 14 of 27 Pages

1.	Name of Reporting Person: Wallace R. Hawley (a general partner of InterWest Management Partners V, LP and InterWest Investors V)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 504,654

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 504,654

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 504,654

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Wallace R. Hawley that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 15 of 27 Pages

1.	Name of Reporting Person: W. Scott Hedrick (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest Management Partners V, LP and InterWest Investors V)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 51,189

		6.	Shared Voting Power: 3,357,758

		7.	Sole Dispositive Power: 51,189

		8.	Shared Dispositive Power: 3,357,758

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,408,947

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.7%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 16 of 27 Pages

1.	Name of Reporting Person: W. Stephen Holmes III (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest Management Partners V, LP and InterWest Investors V)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 37,803

		6.	Shared Voting Power: 3,357,758

		7.	Sole Dispositive Power: 37,803

		8.	Shared Dispositive Power: 3,357,758

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,395,561

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.7%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 17 of 27 Pages

1.	Name of Reporting Person: Gilbert H. Kliman (a managing director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 18 of 27 Pages

1.	Name of Reporting Person: Robert R. Momsen (a general partner of InterWest Management Partners V, LP and InterWest Investors V)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 135,609

		6.	Shared Voting Power: 504,654

		7.	Sole Dispositive Power: 135,609

		8.	Shared Dispositive Power: 504,654

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 640,263

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 1.1%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Robert R. Momsen that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 18 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 19 of 27 Pages

1.	Name of Reporting Person: H. Ronald Nash (a venture member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 19 of 27 Pages

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CUSIP No. 21887F 10 0			Page 20 of 27 Pages

1.	Name of Reporting Person: Arnold L. Oronsky (a managing director of InterWest Management Partners VIII, LLC and a general partner of InterWest Management Partners V, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 126,799

		6.	Shared Voting Power: 3,354,604

		7.	Sole Dispositive Power: 126,799

		8.	Shared Dispositive Power: 3,354,604

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,481,403

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 20 of 27 Pages

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CUSIP No. 21887F 10 0			Page 21 of 27 Pages

1.	Name of Reporting Person: Thomas L. Rosch (a managing director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 0

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 0

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,853,104

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 21 of 27 Pages

13G
CUSIP No. 21887F 10 0			Page 22 of 27 Pages

1.	Name of Reporting Person: Michael B. Sweeney (a managing director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,504

		6.	Shared Voting Power: 2,853,104

		7.	Sole Dispositive Power: 1,504

		8.	Shared Dispositive Power: 2,853,104

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,854,608

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 4.8%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 22 of 27 Pages

ITEM 1.

(a)	NAME OF ISSUER : Corixa Corporation

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE : 1900 9th Avenue, Suite 1100, Seattle, WA 98101

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners V, LP (“IWP V”)
InterWest Investors V (“II V”)
InterWest Management Partners V, LP (“IMP V”)
InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
Wallace R. Hawley (“Hawley”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Robert R. Momsen (“Momsen”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE : 2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP V: II V: IMP V: IWP VIII: II VIII: IIQ VIII: IMP VIII Adler: Bowsher: Cash: Ehrlich: Gianos: Hawley: Hedrick: Holmes: Kliman: Momsen: Nash: Oronsky: Rosch: Sweeney:	California
California
California
California
California
California
California
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States

Page 23 of 27 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 21887F 10 0

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP V	II V	IWP VIII (1)	II VIII (2)	IIQ VIII (3)	IMP V (4)
Beneficial Ownership	501,500	3,154	2,752,389	21,969	78,746	501,500
Percentage of Class	0.8%	*	4.6%	*	0.1%	0.8%
Sole Voting Power	501,500	3,154	2,752,389	21,969	78,746	501,500
Shared Voting Power	0	0	0	0	0	0
Sole Dispositive Power	501,500	3,154	2,752,389	21,969	78,746	501,500
Shared Dispositive Power	0	0	0	0	0	0

	IMP VIII (5)	Adler (5)	Bowsher (5)	Cash (5)	Ehrlich (5)
Beneficial Ownership	2,853,104	2,853,104	2,853,104	2,892,407	2,853,304
Percentage of Class	4.8%	4.8%	4.8%	4.9%	4.8%
Sole Voting Power	2,853,104	0	0	39,303	200
Shared Voting Power	0	2,853,104	2,853,104	2,853,104	2,853,104
Sole Dispositive Power	2,853,104	0	0	39,303	200
Shared Dispositive Power	0	2,853,104	2,853,104	2,853,104	2,853,104

	Gianos (5)(6)	Hawley(6)(7)	Hedrick (5-7)	Holmes(5-7)	Kliman (5)
Beneficial Ownership	3,411,244	504,654	3,408,947	3,395,561	2,853,104
Percentage of Class	5.7%	0.9%	5.7%	5.7%	4.8%
Sole Voting Power	56,640	0	51,189	37,803	0
Shared Voting Power	3,354,604	504,654	3,357,758	3,357,758	2,853,104
Sole Dispositive Power	56,640	0	51,189	37,803	0
Shared Dispositive Power	3,354,604	504,654	3,357,758	3,357,758	2,853,104

	Momsen (6)(7)		Nash (5)	Oronsky (5)(6)		Rosch (5)	Sweeney (5)
Beneficial Ownership	640,263	**	2,853,104	3,481,403	**	2,853,104	2,854,608
Percentage of Class	1.1%		4.8%	5.9%		4.8%	4.8%
Sole Voting Power	135,609	**	0	126,799	**	0	1,504
Shared Voting Power	504,654		2,853,104	3,354,604		2,853,104	2,853,104
Sole Dispositive Power	135,609	**	0	126,799	**	0	1,504
Shared Dispositive Power	504,654		2,853,104	3,354,604		2,853,104	2,853,104

* less than 1%
** Includes 54,435 and 64,405 shares issuable to Momsen and Oronsky, respectively, pursuant to outstanding options exercisable within 60 days of December 31, 2004.
(1)     Includes 399,920 shares issuable pursuant to warrant exercise.
(2)     Includes 3,192 shares issuable pursuant to warrant exercise.
(3)     Includes 11,442 shares issuable pursuant to warrant exercise.
(4)     IMP V is the general partner of IWP V.

Page 24 of 27 Pages

(5)     Includes 414,554 shares issuable pursuant to warrant exercise. IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII. Bowsher, Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, Rosch, and Sweeney are managing directors of IMP VIII. Adler, Ehrlich and Nash are venture members of IMP VIII.
(6)     Gianos, Hawley, Hedrick, Holmes, Momsen and Oronsky are general partners of IMP V.
(7)     Hawley, Hedrick, Holmes and Momsen are the administrative general partners of IIV.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the partnership agreements of IMP V and II V and the limited liability company operating agreement of IMP VIII, the general partners and/or limited partners of such partnerships and the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of issuer beneficially owned by such partnerships and limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 25 of 27 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2005

INTERWEST PARTNERS V, LP

By:	/s/ John C. Adler	By:	InterWest Management Partners V, LP

Name:	John C. Adler		its General Partner

By:	/s/ Stephen C. Bowsher		By:	/s/ W. Stephen Holmes

Name:	Stephen C. Bowsher			General Partner

INTERWEST INVESTORS V

By:	/s/ Harvey B. Cash	By:	/s/ W. Stephen Holmes

Name:	Harvey B. Cash		General Partner

INTERWEST MANAGEMENT PARTNERS V, LP

By:	/s/ Christopher B. Ehrlich	By:	/s/ W. Stephen Holmes

Name:	Christopher B. Ehrlich		General Partner

INTERWEST PARTNERS VIII, LP

By:	/s/ Philip T. Gianos	By:	InterWest Management Partners VIII, LLC

Name:	Philip T. Gianos		its General Partner

By:	/s/ Wallace R. Hawley		By:	/s/ W. Stephen Holmes

Name:	Wallace R. Hawley			Managing Director

INTERWEST INVESTORS VIII, LP

By:	/s/ W. Scott Hedrick	By:	InterWest Management Partners VIII, LLC

Name:	W. Scott Hedrick		its General Partner

By:	/s/ W. Stephen Holmes		By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes			Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	/s/ Gilbert H. Kliman	By:	InterWest Management Partners VIII, LLC

Name:	Gilbert H. Kliman		its General Partner

By:	/s/ Robert R. Momsen		By:	/s/ W. Stephen Holmes

Name:	Robert R. Momsen			Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ H. Ronald Nash	By:	/s/ W. Stephen Holmes

Name:	H. Ronald Nash		Managing Director

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 26 of 27 Pages

EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 8, 2005

INTERWEST PARTNERS V, LP

By:	/s/ John C. Adler	By:	InterWest Management Partners V, LP

Name:	John C. Adler		its General Partner

By:	/s/ Stephen C. Bowsher		By:	/s/ W. Stephen Holmes

Name:	Stephen C. Bowsher			General Partner

INTERWEST INVESTORS V

By:	/s/ Harvey B. Cash	By:	/s/ W. Stephen Holmes

Name:	Harvey B. Cash		General Partner

INTERWEST MANAGEMENT PARTNERS V, LP

By:	/s/ Christopher B. Ehrlich	By:	/s/ W. Stephen Holmes

Name:	Christopher B. Ehrlich		General Partner

INTERWEST PARTNERS VIII, LP

By:	/s/ Philip T. Gianos	By:	InterWest Management Partners VIII, LLC

Name:	Philip T. Gianos		its General Partner

By:	/s/ Wallace R. Hawley		By:	/s/ W. Stephen Holmes

Name:	Wallace R. Hawley			Managing Director

INTERWEST INVESTORS VIII, LP

By:	/s/ W. Scott Hedrick	By:	InterWest Management Partners VIII, LLC

Name:	W. Scott Hedrick		its General Partner

By:	/s/ W. Stephen Holmes		By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes			Managing Director

INTERWEST INVESTORS Q VIII, LP

By:	/s/ Gilbert H. Kliman	By:	InterWest Management Partners VIII, LLC

Name:	Gilbert H. Kliman		its General Partner

By:	/s/ Robert R. Momsen		By:	/s/ W. Stephen Holmes

Name:	Robert R. Momsen			Managing Director

INTERWEST MANAGEMENT PARTNERS VIII, LLC

By:	/s/ H. Ronald Nash	By:	/s/ W. Stephen Holmes

Name:	H. Ronald Nash		Managing Director

By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 27 of 27 Pages